EXHIBIT 10.21

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is dated as of March 31, 2004 (the “Effective Date”) and is entered into between FORD MOTOR LAND DEVELOPMENT CORPORATION, a Delaware corporation, with offices at 550 Town Center Drive, Suite 200, Dearborn, Michigan 48126 (“Seller”) and WELLS REIT II – REPUBLIC DRIVE, LLC, a Delaware limited liability company with offices at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092 (“Purchaser”).

W I T N E S S T H:

This Agreement is based upon the following recitals:

A.	Seller is the owner of the Property (as this term is defined in Section 1.01, below), which includes certain land and the buildings located thereon at 333 Republic Drive and at 777 Republic Drive, Allen Park, Michigan.

B.	Seller has agreed to sell and Purchaser has agreed to purchase the Property upon the terms and conditions described in this Agreement.

NOW, THEREFORE, the parties in consideration of the mutual covenants herein agree as follows:

ARTICLE 1. PROPERTY

1.01.	The Property. As used herein, the term “Property” shall include the following:

(a)	A certain parcel of land containing approximately Nineteen and 92/100 (19.92) acres of land located at the southeast corner of Rotunda Drive and Republic Drive, Allen Park, as is more particularly described on Exhibit “A” (the “Land”), together with: (i) one (1) building located thereon, with one (1) tenant, containing approximately 84,000 square feet of total building area, known as 333 Republic Drive (the “333 Building”); (ii) one (1) building located thereon, with one (1) tenant, containing approximately 85,200 square feet of total building area, known as 777 Republic Drive (the “777 Building”) (collectively, the 333 Building and 777 Building are referred to as the “Buildings”); (iii) all other structures and improvements on the Land; and (iv) all rights, privileges, easements and appurtenances belonging or appertaining to the Land or the Buildings, if any;

(b)	All of the leases, licenses and occupancy agreements (collectively, the “Leases”) pertaining to the Buildings with the tenants (“Seller’s Tenants” and/or the “Tenants”) listed in the rent roll (the “Rent Roll”) itemized on Exhibit “B” attached hereto and made a part hereof by this reference; and

(c)	All of the interest of Seller in any refundable deposits, retentions and holdbacks referenced in Section 8.08 and, to the extent the same survive the Closing in accordance with this Agreement, all operating agreements, capital leases and service contracts (such service contracts being referred to as the “Service Contracts”) described on Exhibit “C” attached hereto and made a part hereof by this reference (collectively, the “Seller’s Contracts”); and

(d)

all personal property now owned or hereafter acquired by Seller and located on or to be located on or in, or used in connection with, the Land and and Buildings, excluding, any personal property owned by the Tenants, including, without limitation, the items set forth and described on Exhibit “D” attached hereto, and all other equipment supplies tools, furniture, furnishings, office equipment, fittings, appliances, shades, wall-to-wall carpet, draperies, screens and screening, art, awnings, plants, shrubbery, landscaping, lawn care and building maintenance equipment, vending machines and other furnishings or items of personal property owned by Seller and located on or in the Land and Buildings (collectively, the “Personal Property”); and

(e)	all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Buildings and any guarantees, trademarks, rights of copyright, warranties, or other rights related to the ownership of or use and operation of the Land, Personal Property, or Buildings, all governmental licenses and permits, and all intangibles associated with the Land, Personal Property, and Buildings.

ARTICLE 2. PURCHASE PRICE AND DEPOSIT

2.01	Purchase Price and Deposit. Seller agrees to sell and Purchaser agrees to purchase the Property pursuant to the terms and conditions contained in this Agreement. The total purchase price for the Property is Eighteen Million Eight Hundred Fifty Thousand Dollars ($18,850,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows:

(a)	Within three (3) Business Days (as this term is defined below) of the Effective Date, Purchaser shall deliver a deposit on the Purchase Price equal to Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deposit”) to Land America Title Insurance Company, 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084 (the “Escrow Agent”), which shall be held by Escrow Agent as hereinafter described. Immediately upon its receipt of the Deposit, Escrow Agent shall deposit the same in a federally insured, interest bearing account (the “Deposit Account”) pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit “E” and made a part hereof by reference. Upon the Close of Escrow, the Deposit and all interest accrued thereon shall be applied to and credited against the Purchase Price or returned to Purchaser pursuant to the terms and conditions of this Agreement. For purposes of this Agreement, “Business Day” shall mean a day that is not: (i) a Saturday; (ii) a Sunday; or (iii) a holiday as observed by the State of Michigan or the State of Georgia.

(b)	Purchaser shall pay the remainder of the Purchase Price to Seller on the “Closing Date,” as defined in Section 3.02 hereof, payable by certified, cashiers or official bank check or wire transfer of immediately available federal funds, plus or minus the prorations and adjustments set forth herein.

(c)	If Purchaser fails to perform any of its obligations under this Agreement, Seller, upon five (5) days’ notice to Purchaser, may terminate this Agreement and the Deposit may be retained by Seller as liquidated damages, and Seller shall have no other rights, remedies or recourse on account of Purchaser’s failure to perform its obligations. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Deposit constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of a default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the receipt and retention of the Deposit. The limitations on Purchaser’s liability under this Section 2.01(c) shall be inapplicable to the liability of Purchaser for payments, if any, due by Purchaser to Seller under Articles 4, 5, 12 and 15 hereof. If Seller fails to perform any of its obligations under this Agreement, Purchaser, upon five (5) days’ notice to Seller, may in addition to all other remedies available at law or in equity (including the right to specific performance, provided however, if Purchaser is awarded the remedy of specific performance, Purchaser shall not be entitled to receive any additional damages from Seller), terminate this Agreement, whereupon Seller shall refund to Purchaser any monies paid hereunder.

ARTICLE 3. TITLE AND INDENTURE

3.01.	Title Insurance. Close of Escrow shall be conditioned upon the commitment of Escrow Agent to issue effective as of the Close of Escrow, an ALTA Owner’s Policy of Title Insurance with the endorsements set forth in Schedule 4.01(c), subject only to the exceptions described in Exhibit “F” attached hereto and made a part hereof by this reference (“Permitted Exceptions”) and in the amount of the Purchase Price ( “Purchaser’s Title Insurance”).

3.02.	Close of Escrow. Provided all the conditions to the Close of Escrow have been satisfied, Escrow Agent shall close the sale of the Property within fifteen (15) days after expiration of the Due Diligence Period (hereinafter defined in Section 4.01 hereof) or satisfaction or waiver in writing of Seller’s conditions to Closing whichever is later. For purposes of this Agreement, the terms “Closing Date,” “Close of Escrow and “Closing” mean the date on which the Indenture (as hereinafter defined in Section 3.03) is delivered to the Wayne County Register of Deeds for recording.

3.03.	Covenant Deed. On the Closing Date, Seller shall sell and convey all of its right, title and interest in and to the Property to Purchaser, by indenture, a copy of the form of which is attached hereto, marked as Exhibit “G”, and incorporated herein by this reference (the “Covenant Deed”).

3.04.	Seller’s Closing Documents. On or before one (1) Business Day prior to the Closing Date, Seller shall deposit with Escrow Agent:

(a)	The Covenant Deed executed and in recordable form.

(b)	Transferor’s Certification of Non-Foreign Status executed by Seller.

(c)	Three execution counterpart originals of an assignment by Seller of Seller’s interest as landlord under the Leases and an assumption thereof by Purchaser in the form attached hereto as Exhibit “H” and made a part hereof by reference (“Assignment and Assumption of Leases”), duly executed and acknowledged by Seller.

(c!)	Three execution counterpart originals of an assignment by Seller of Seller’s interest under Seller’s Contracts and an assumption thereof by Purchaser in the form attached hereto as Exhibit “I” and made a part hereof by reference (“Assignment and Assumption of Seller’s Contracts”), duly executed and acknowledged by Seller.

(e)	A “General Assignment” from Seller to Purchaser with respect to keys, warranties, building plans, surveys and drawings in Seller’s possession relating to the Properly in the form attached hereto as Exhibit “J” and made a part hereof by this reference. All such keys and documents shall be delivered by Seller to Purchaser either at the management offices at one or both of the Buildings or at Seller’s office at 550 Town Center Drive, Suite 200, Dearborn, Michigan promptly following the Closing.

(f)	Letters signed by Seller addressed to Seller’s Tenants in the form attached hereto as Exhibit “K” and made a part hereof by reference, advising Seller’s Tenants of the sale of the Property and directing them to make all future payments to Purchaser. Purchaser acknowledges that it shall be responsible for mailing such letters.

(g)	All other documents reasonably required by Escrow Agent to be deposited by Seller for Close of Escrow, including, without limitation any form of owner’s or seller’s affidavit concerning the status of title to the Property.

(h)	Bill of Sale. A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form and substance of Exhibit “L” attached hereto.

(i)	Seller’s Certificate. A certificate evidencing the reaffirmation of the truth and accuracy of Seller’s representations and warranties.

(j)	Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession or control of Seller.

(k)	Certificates of Occupancy. Original certificates of occupancy for all space within the Buildings, to the extent same are in the possession or control of Seller.

(l)	Leases. An original executed counterpart of each Lease and any guaranties thereof.

(m)	Service Contracts. An original executed counterpart of each Service Contract, if any.

(n)	Estoppel Certificates. The Tenant Estoppel Certificates referred to in Section 9.01 hereof.

(o)	Rent Roll. The Rent Roll for the Property updated to the date of Closing and certified to be true and correct by Seller at Closing, which Rent Roll includes, inter alia, a statement of the amount of the security deposit required under each Lease and held by Seller and a statement of the commission obligations, if any, of the landlord with respect to each Lease.

(p)	Corporate Resolution. A certificate of an officer of Seller certifying the due authorization by Seller to sell the Property pursuant to this Agreement and certifying the incumbency of the persons who have executed this Agreement and who will execute all instruments to be delivered by Seller hereunder.

(q)	Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement.

(r)	Three execution counterpart originals of the agreement referenced in Section 19.08.

3.05.	Purchaser’s Closing Documents. Purchaser shall deposit on or before one (1) Business Day prior to the Closing Date with Escrow Agent:

(a)	The cash consideration required pursuant to Article 2.

(b)	Three execution counterparts of the Assignment and Assumption of Leases, duly executed and acknowledged by Purchaser.

(c)	Three execution counterparts of the Assignment and Assumption of Seller’s Contracts, duly executed and acknowledged by Purchaser.

(d)	Three execution counterpart originals of the agreement referenced in Section 19.08.

(e)	A certificate of an officer of Purchaser certifying the due authorization by Purchaser to purchase the Property pursuant to this Agreement and the incumbency of the persons who have executed this Agreement and who will execute all instruments to be delivered by Purchaser hereunder.

(f)	All other sums and documents reasonably required by Escrow Agent to be deposited by Purchaser to close Escrow in accordance with this Agreement.

(g)	Side Letter regarding satisfaction of pre-closing conditions and receipt of due diligence materials.

ARTICLE 4. DUE DILIGENCE PERIOD

4.01.	Due Diligence Period. For a period of thirty (30) days following the Effective Date (the “Due Diligence Period”) and thereafter up to and including the Closing Date, Purchaser and Purchaser’s contractors, subcontractors and its and their employees (collectively, “Purchaser’s Representatives”) shall have the right to enter upon the Property to undertake the following investigations and inspections during normal business hours and to the extent Purchaser requires access to the inside of the Buildings with at least twenty-four (24) hours’ advance notice to the Building Manager:

(a)

Physical Inspection. Subject to the provisions set forth in this Agreement, including this Section 4.01, Purchaser and Purchaser’s Representatives shall have access to the Property to make such examinations, measurements, soil borings and excavations of, or with respect to, the Property as Purchaser desires and to investigate all matters relevant to its acquisition, usage, development, operation and marketability of the Property. Subject to the provisions set forth in this Agreement, including this Section 4.01, Seller hereby grants Purchaser and Purchaser’s Representatives reasonable access to the Property during the Due Diligence Period for purposes of facilitating the inspection and investigations described above. Purchaser and Purchaser’s Representatives hereby understand and agree that they shall enter upon the Property at their own risk. Seller shall have no duty to inspect the Property and shall have no duty to warn any person of any latent or patent defect, condition or risk that may exist on the Property or that might be incurred in the exercise of the rights granted herein; provided, however, Seller shall have the obligation to disclose the existence of any of the foregoing conditions or risks to the extent of, but only to the extent of, Seller’s actual knowledge of the same. Purchaser, at its expense, shall restore the Property (including, but not limited to, the Buildings) to substantially the same condition as existed immediately prior to any changes made by Purchaser. Purchaser shall protect, defend, indemnify and hold Seller entirely harmless from and against any and all loss, damage, injury, liability or claims of any kind or character to any person or property (including any property adjacent to the Property) arising from, caused by otherwise related to Purchaser’s or Purchaser’s Representatives’ use of or entry upon the Property or arising from, caused by or otherwise related to any act or omission of Property or arising from, caused by or otherwise related to any accident on the Property or any fire or other casualty on the Property caused by any use of the Property by Purchaser or Purchaser’s Representatives, or any violation or alleged violation by Purchaser or Purchaser’s Representatives of any law or regulation now in effect or hereafter enacted. Further, Purchaser agrees to indemnify and hold Seller harmless from any costs, liens, losses, claims, liabilities or expenses, including reasonable attorneys’ fees and costs, arising out of or in connection with its or Purchaser’s Representatives’ activities on the Property as a result of such entry pursuant to this Section 4.01(a). This indemnity shall survive the Closing Date. No indemnity by Purchaser hereunder shall include any indemnification for any matter resulting from Purchaser or Purchaser’s Representatives discovery of any condition at, on or adjacent to the Property, including without limitation, the presence of any “hazardous waste” or “hazardous substance” and the operation of the Property in violation of any applicable laws. Purchaser’s Representatives shall maintain in full force and effect statutory worker’s compensation insurance coverage and commercial general liability insurance (which includes, but is not limited to, contractual liability coverage) covering claims for bodily injury and property damage occurring on, in or about the Property, with limits of at least $2,000,000 combined single limit per occurrence (or with limits of at least $1,000,000 combined single limit per occurrence if coupled with umbrella liability coverage of at least $2,000,000). All insurance policies maintained by Purchaser and Purchaser’s Representatives pursuant to this subsection shall be primary insurance and not excess or contributory with respect to any insurance or self-insurance maintained by Seller. All activities undertaken by Purchaser or Purchaser’s Representatives on the

Property during the Due Diligence Period shall fully comply with all applicable laws, rules and regulations of all governmental and quasi-governmental authorities, including laws relating to worker safety and to proper disposal of any samples taken from the Property. Purchaser shall be solely responsible for the off-site disposal of any samples taken or waste associated therewith.

(b)	Review of Seller’s Reports and Documents. Subject to Section 4.03 hereof, Seller will provide Purchaser with access at Seller’s offices located at 550 Town Center Drive, Suite 200, Dearborn, Michigan, to Seller’s files, financial books and records relating to the ownership, operation and maintenance of the Property for the purpose of reviewing and copying the same. Additionally, Seller shall deliver to Purchaser at Purchaser’s address, true and correct copies, to the best of Seller’s knowledge, of all items set forth on Exhibit “M” attached hereto. Purchaser acknowledges that this information is proprietary and confidential and belongs to Seller. Pursuant to Article 12 hereof, Purchaser shall keep confidential, for as long as Seller remains the owner of the Property, all the information furnished to Purchaser by Seller. Purchaser may provide this information to Purchaser’s Representatives, to the extent that Purchaser’s Representatives need or would find it useful to know the information to evaluate the Property, and provided that, before receiving the information, each Purchaser’s Representative agrees to keep the information confidential in the same manner and to the same extent as Purchaser is required to do under this Agreement.

(c)	Review of Title. Purchaser acknowledges that within ten (10) days after the Effective Date, Seller shall deliver to it a title commitment prepared by Land America Title Insurance Company pursuant to which Land America Title Insurance Company shall agree to issue to Purchaser an owner’s title insurance policy in the amount of the Purchase Price without standard exceptions and with the following endorsements to the extent available in the State of Michigan: comprehensive, zoning, covenants and restrictions, survey, contiguity and access (“Purchaser’s Title Policy”). Seller shall also cause to be delivered with such title commitment, legible copies of all documents and instruments referred to therein. The cost of the title commitment and Purchaser’s Title Policy shall be borne by Seller at Closing. The cost of any endorsements other than the comprehensive, zoning, covenants and restrictions, survey, contiguity and access endorsements shall be paid for by Purchaser. Purchaser may, at its option, cause a survey of the Property to be prepared in accordance with the requirements set forth on Exhibit “N” attached hereto (hereinafter, the “Survey”). The cost of the Survey (in an amount not to exceed One Thousand Four Hundred and No/100 Dollars ($1,400.00)) shall be borne by Seller. Purchaser shall review the title commitment and Survey during the Due Diligence Period to determine whether they are satisfactory to Purchaser.

(d)	Legal Requirements. Review and approval by Purchaser of all applicable zoning and building codes and other laws affecting the current and future condition, use, occupancy, value and improvement of the Property and compliance of the Property with such laws.

(e)	Utilities, Services and Access. Purchaser’s satisfaction that all utilities, services and access necessary for the development and operation of the Property are available.

(f)	General. Purchaser’s review and approval of any and all other matters deemed relevant by Purchaser in respect of the current or future condition, use, occupancy or improvement to the Property.

(g)	Tenant Interviews. Purchaser has conducted an interview and otherwise communicated with the Tenant, Roush Industries, Inc. If Purchaser desires to have further communications with Tenant after the Effective Date, Purchaser shall provide prior written notice to Seller and Seller shall have the right to attend such communications.

4.02.	Purchaser’s Reports. Upon any termination of this Agreement, Purchaser shall promptly provide Seller with copies of any and all audits, inspections, surveys, reports and studies produced by or for Purchaser in connection with Purchaser’s investigation and evaluation of the Property prior to Closing (the “Purchaser’s Reports”). Said materials shall be provided without any warranty or representation whatsoever, including any warranty or representation as to ownership, completeness or occuracy.

4.03.	Document Limitations. Purchaser shall be provided with access to Seller’s files and documents as provided in this Article 4, except for appraisals and financial analyses generated by or made on behalf of Seller and those documents which are protected by the attorney-client and/or work product privileges. Such files and documents shall be made available to Purchaser, for examination and copying upon prior reasonable notice to Seller, at 550 Town Center Drive, Suite 200, Dearborn, Michigan, during normal business hours. Purchaser acknowledges that the right to review such files and/or documents is a courtesy to Purchaser and Seller does not warrant the accuracy or content of any document contained therein and that such files and documents shall not be deemed to be representations by Seller. Purchaser hereby agrees to treat all such files and documents as confidential, in accordance with Article 12 hereof. If Purchaser makes photocopies of any material contained in such files and documents, such copies (and all copies provided by Seller to Purchaser ) shall be for Purchaser’s sole use and Purchaser agrees that it will not make such copies available to any third parties other than its potential lenders and sources of equity, legal counsel, and consultants. Purchaser shall rely solely upon its own independent investigation concerning matters contained in such files and/or documents.

4.04.	Failure of Condition. In the event the results of Purchaser’s inspection, investigation and review of files, documents, title commitment or physical inspection pertaining to the Property, as provided in this Article 4, reveal that the Property is not satisfactory to Purchaser, Purchaser may, in its sole and absolute discretion, terminate this Agreement by notice in writing to Seller prior to expiration of the Due Diligence Period, whereupon the Escrow Agent is hereby authorized, upon request of Purchaser, to return the Deposit and all interest accrued thereon to Purchaser. Purchaser shall deliver to Seller the copies of all documents provided by Seller to Purchaser with respect to the Property and copies of the Purchaser’s Reports (to the extent the same have not previously been delivered to Seller), and thereupon neither party shall have any further obligation hereunder, except any liabilities and obligations Purchaser may have under Articles 4, 5, 12 and 15 hereof. If Purchaser fails to deliver written notice to Seller indicating that it is not satisfied with all aspects of the Property, including, without limitation, the condition and suitability of the Property for Purchaser’s intended use, on or before the expiration of the Due Diligence Period, Purchaser shall be conclusively deemed to be satisfied with the Property as of the expiration of the Due Diligence Period.

ARTICLE 5. ENVIRONMENTAL DISCLOSURES AND

LIMITATION OF SELLER’S LIABILITY

5.01.	Disclosure. Seller agrees that within ten (10) days after the Effective Date, Seller will provide to Purchaser the environmental information and to the best of Seller’s knowledge complete and accurate copies of the reports listed on Exhibit “O” attached hereto and made a part hereof by reference (collectively, “Environmental Information”). Purchaser agrees that it will hold and utilize the Environmental Information in accordance with the terms and conditions contained in Article 12 hereof.

5.02.

Limitations of Liability and No Representation. Upon the closing of this transaction, except as may be otherwise herein provided, Purchaser shall be deemed to represent that it has inspected the Property and knows the condition thereof and that it is accepting the same in its present “As Is” condition with all defects and faults. Purchaser further acknowledges that neither Seller nor any agent, employee or representative of Seller or any other person purporting to represent Seller has made, and Purchaser has not been induced by nor relied upon, any statement, warranty or representation (other than any warranty or representation contained in this Agreement), whether express or implied, as to the environmental and physical condition of the Property or the adequacy of any environmental assessment reports that Seller may have provided to Purchaser with respect to the Property. Seller makes no representation as to the fitness of the Property (including, but not limited to, the Buildings) for any particular purposes. Purchaser acknowledges that in making its decision to enter into this Agreement it has relied on its own investigation of the physical and environmental condition of the Property (including, but not limited to, the Buildings). Notwithstanding the foregoing, Seller shall have the obligation to disclose the existence of any environmental condition that negatively impacts the Property (including, but not limited to, the Buildings) to the extent of, but only to the extent of, Seller’s actual knowledge of the same. As used in this Section 5.02, Seller’s actual knowledge, as to the environmental condition of the Property, being deemed to mean the contents of the Environmental Information only.

ARTICLE 6. TAXES AND ASSESSMENTS

6.01.	Applicable Taxes shall include: (a) ad valorem real property taxes; and (b) charges made for specific benefits and which are spread against all real property in a legally constituted taxing unit in the proportion that the assessed value of each parcel of property subject to such charges or assessments bears to the total assessed value of real (or real and personal) property within such taxing unit. Applicable Taxes shall be prorated as of the Closing Date based on the ad valorem tax bills for the Property, if then available, or if not, then on the basis of the latest available tax figures and information. Should such proration be based on such latest available tax figures and information and prove to be inaccurate on receipt of the ad valorem tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year of Closing or any prior year, any additional tax payment for the Property required to be paid with respect the year of Closing shall be prorated between Purchaser and Seller and any such additional tax payment for the Property for any year prior to the year of Closing shall be paid by Seller. Also in addition, if any Tenant pays, or reimburses Seller or Purchaser for, any portion of the Applicable Taxes, appropriate payment shall be made by Seller or Purchaser, as appropriate, to the other to ensure that each of Seller and Purchaser receives reimbursement for that portion of Applicable Taxes for which it is entitled.

6.02.	Intentionally omitted.

6.03.	To the extent not payable directly by Seller’s Tenants under the Leases, Seller shall bear the expense of and remit the full amount of any special assessment affecting the Property or any part thereof which on or before the Closing Date: (a) has become a lien against the Property; or (b) is for improvements installed or under construction. All other special assessments upon the Property shall be borne and remitted by Purchaser.

6.04.	The obligations of this Article 6 shall survive the Closing.

ARTICLE 7. CLOSING COSTS

7.01.	Closing Costs. Seller shall pay any and all transfer taxes, recording fees, and escrow fees related to the sale of the Property and all costs associated with the issuance of Purchaser’s Title insurance with respect to the Property as set forth in Section 4.01(c) and the costs of the Survey as set forth in Section 4.01 (c). Each party shall pay its own legal fees and third party consultant fees arising out of the transaction contemplated herein, except as provided otherwise in this Agreement.

ARTICLE 8. MISCELLANEOUS PRORATIONS AND ADJUSTMENTS

8.01.	General. The “Proration Date” as used in this Agreement shall be deemed to be 11:59 p.m. on the day immediately preceding the Closing Date so that Purchaser shall be deemed to be in title to the Property and therefore entitled to the income and responsible for the expenses for the entire day upon which the Closing Date occurs. Any apportionments and prorations which are not expressly provided for in Article 6 and hereinbelow, shall be made in accordance with customary practice in the County where the Property is located. Purchaser and Seller agree to prepare or cause their respective representatives or accountants to prepare a schedule of tentative adjustments prior to the Proration Date. Such adjustments, if and to the extent known and/or estimated and agreed upon as of the Close of Escrow, shall be paid by Purchaser to Seller (if the prorations result in a net credit to the Seller) or by Seller to Purchaser (if the prorations result in a net credit to the Purchaser), by increasing or reducing the cash to be paid by Purchaser at the Close of Escrow. Any such adjustments not determined or not agreed upon as of the Close of Escrow shall be paid by Purchaser to Seller, or by Seller to Purchaser, as the case may be, in cash or cash equivalent as soon as practicable following the receipt of determination of the information necessary to make such adjustments. For a period of three (3) years following the Close of Escrow, Purchaser and Purchaser’s successors and assigns shall make available to Seller and Seller shall make available to Purchaser and Purchaser’s successors and assigns and their respective employees, agents and representatives all books and records maintained for the Property which relate to any of the items to be prorated or allocated under this Agreement, which books and records shall be made available for inspection and copying by Seller and Seller’s employees, agents and representatives during ordinary business hours. Any such inspection shall be at reasonable intervals and at the inspecting party’s sole cost and expense.

8.02.	Rentals. Subject to the provisions of Sections 8.03 and 8.04, Rentals which have been collected shall be prorated as of the Proration Date. “Rentals” as used herein includes fixed monthly rentals, additional rentals, operating cost pass-throughs and expense reimbursements, common area maintenance charges, all administrative charges, utility charges, special events proceeds, and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property.

8.03.	Delinquent Rentals. Rentals not yet received by Seller attributable to periods prior to and including the Proration Date and the amount of any other amounts due from Tenants applicable to any period or periods prior to the Closing Date shall not be credited to Seller at the Close of Escrow. Seller acknowledges that Purchaser shall not be legally responsible to Seller for the collection of any uncollected rent or other income under the Leases that is past due or otherwise due and payable as of the Closing Date. Purchaser agrees that if (i) a Tenant is in arrears on the Closing Date in the payment of rent or other charges under such Tenant’s Lease, and (ii) upon Purchaser’s receipt of any rental or other payment from such Tenant, such Tenant is, or after application of a portion of such payment will be, current under such Lease in the payment of all accrued rental and other charges that become due and payable on the Closing Date or thereafter and in the payment of any other obligations of such Tenant to Purchaser, then Purchaser shall refund to Seller, out of and to the extent of the portion of such payment remaining after Purchaser deducts therefrom any and all sums due and owing it from such Tenant from and after the Closing Date, an amount up to the full amount of any arrearage existing on the Closing Date.

8.04.	Prepaid Rentals. Rentals already received by Seller attributable to periods after the Proration Date and the amount of any other credits due Tenants applicable to any period or periods after the Closing Date shall be credited to Purchaser at the Close of Escrow.

8.05.

Operating Expenses. All utility service charges for electricity, water, sewer, heat and air conditioning services, other utilities, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property, shall be prorated on an accrual basis. All such charges accruing prior to the Proration Date shall be the obligation of Seller, and Seller shall at Close of Escrow pay or credit Purchaser therefore to the extent that such charges, taxes, expenses and costs have not been paid. If any Tenant pays or reimburses Purchaser for any such charges, taxes, expenses and costs for any period prior to the Closing Date, Purchaser shall promptly pay such amounts to Seller. Purchaser shall be responsible for all such charges accruing after the Proration Date.

8.06.	Tenant Deposits. Purchaser shall receive possession of or be credited at the Close of Escrow with an amount equal to all deposits of Tenants under the Leases.

8.07.	Service Contracts. Amounts payable under Service Contracts shall be prorated on an accrual basis. All amounts payable under Service Contracts accruing prior to the Proration Date shall be the obligation of Seller, and Seller shall at Close of Escrow pay or credit Purchaser therefor to the extent such amounts have not been paid. If any Tenant pays or reimburses Purchaser for any such amounts for any period prior to the Closing Date, Purchaser shall promptly pay such amounts to Seller. Purchaser shall be responsible for all amounts payable under Service Contracts accruing after the Proration Date.

8.08.	Third Party Deposits. Seller shall be credited and Purchaser shall be debited with an amount equal to all refundable deposits, retentions and holdbacks then being held by any governmental entity, any utility company or other third party under any contract, together with all interest then accrued thereon for the benefit of Seller, to the extent same constitute liabilities of third parties to Seller which are credited or assigned by Seller to Purchaser at the Close of Escrow.

ARTICLE 9. ESTOPPEL CERTIFICATES

9.01.	Conditions to Closing. Seller shall use commercially reasonable efforts to deliver to Tenant an Estoppel Certificate in the form attached hereto as Exhibit “P”; provided, however, Purchaser agrees to accept the Estoppel Certificate as long as the Estoppel Certificate (i) is certified to Purchaser, its assignee and its mortgagee, (ii) confirms that the initial term under the Lease does not expire earlier than November 14, 2010, (iii) states that the Lease is unmodified and in full force and effect, (iv) confirms the dates to which the rents have been paid in advance, if any, and (v) states that to the best knowledge of the signer of the estoppel certificate the Seller is not in default in the performance of any covenant, agreement or condition contained in the lease with Tenant. Seller shall not be in default under this Agreement if Seller cannot obtain an Estoppel Certificate from Tenant. In the event Seller has not secured an Estoppel Certificate from the Tenant, and Purchaser is not willing to close, Seller shall have the right to postpone the Closing Date for up to fifteen (15) days until it has secured the required Estoppel Certificate. In the event Seller is still unable to deliver to Purchaser the Estoppel Certificate as required hereunder and Purchaser does not waive that requirement, Escrow Agent is hereby authorized, upon request of Purchaser, to return the Deposit to Purchaser, including any and all accrued interest thereon, and Purchaser shall deliver to Seller copies of all documents provided by Seller to Purchaser with respect to the Property and copies of the Purchaser’s Reports (to the extent the same have not previously been delivered to Seller), and thereupon neither party shall have any further obligation hereunder, except any liabilities and obligations under Articles 4, 5, 12 and 15 hereof.

9.02.	Other Estoppels. Seller shall deliver to Purchaser on or before Closing, an Estoppel Certificate in the form attached hereto as Exhibit “P-1” from Seller dated no earlier than thirty (30) days in advance of the Closing Date.

ARTICLE 10. FIRE OR OTHER CASUALTY AND CONDEMNATION

10.01.

Destruction and Condemnation. If between the date of this Agreement and the Closing Date, all or any part of the Property shall be destroyed or damaged by fire or any other casualty without fault of Purchaser or shall be condemned or threatened to be condemned by governmental or other lawful authority, Purchaser shall complete the purchase (in which event any insurance or condemnation proceeds up to the amount of the Purchase Price shall be payable to Purchaser and Purchaser shall receive a credit against the Purchase Price for the amount of any deductible) unless in Purchaser’s reasonable judgment the value (after taking into consideration any shortfall in the available insurance proceeds or condemnation award) of the Property is substantially reduced by such casualty or condemnation. In such latter event, Purchaser may give notice to Seller within fifteen (15) days of Purchaser’s notice of such casualty or condemnation of its desire to terminate this Agreement and all obligations of Purchaser and Seller hereunder, whereupon the Escrow Agent is hereby authorized, upon request of Purchaser, to return the Deposit and any and all interest accrued thereon to Purchaser and Purchaser shall deliver to Seller copies of all documents provided by Seller to Purchaser with respect to the Property and copies of the Purchase’s Reports (to the extent the same have not previously been delivered to Seller), and thereupon neither party shall have any further obligation hereunder, except as provided in Articles 4, 5, 12 and 15 hereof. If Purchaser completes the purchase, the insurance proceeds or condemnation proceeds due Purchaser shall be payable to Purchaser, or if such proceeds are not then available, Seller shall assign its claims therefor and all right, title and interest therein to Purchaser. Seller shall provide all relevant information reasonably requested by Purchaser to assist Purchaser in its choices described above. Notwithstanding anything to the contrary above, in the event the cost of repairing or restoring the Properly exceeds $500,000, if any access or parking shall be taken or if any Tenant shall have the right to terminate its Lease or reduce rent payable thereunder as a result of such destruction or condemnation, Seller shall also have the right to terminate this Agreement. In such event, Seller may give notice to Purchaser within fifteen (15) days after the date of notice of such casualty or condemnation of its termination of this Agreement and all obligations of Purchaser and Seller hereunder, whereupon the Escrow Agent is hereby authorized, upon request of Purchaser or Seller, to return the Deposit and any and all interest accrued thereon to Purchaser and Purchaser shall deliver to Seller copies of all documents provided by Seller to Purchaser with respect to the Property and copies of the Purchaser’s Reports (to the extent the same have not previously been delivered to Seller), and thereupon neither party shall have any further obligation hereunder, except as provided in Articles 4, 5, 12 and 15 hereof.

ARTICLE 11. RIGHT TO ASSIGN

11.01.	Purchaser shall have the right to assign its interests hereunder to Wells Real Estate Investment Trust, Inc. (the “Trust”) or any affiliate of Wells Operating Partnership II, L.P. or Trust. For purposes hereof, an “affiliate” shall mean an entity controlled by, controlling or under common control with Wells Operating Partnership II, L.P. or the Trust. Purchaser shall not otherwise have a right to assign its interests hereunder without the prior written consent of Seller (which consent may be withheld, conditioned or denied in Seller’s sole and absolute discretion).

ARTICLE 12. CONFIDENTIALITY

12.01.	Purchaser shall not disclose any of the terms or provisions of this Agreement prior to the Closing Date to any person or entity not a party to this Agreement (other than Purchaser’s Representatives or Agents), nor shall Purchaser issue any press releases or make any public statements relating to this Agreement or Purchaser’s intended use of the Property prior to Closing. Further, prior to Closing Purchaser shall keep all materials provided or made available to Purchaser by Seller, and all materials generated by Purchaser in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (including, without limitation, the Environmental Information), whether obtained through documents, oral or written communications, or otherwise (collectively, the “Information”), in accordance with the following terms and conditions:

(a)

Purchaser acknowledges that the Information is proprietary and confidential and belongs to Seller. Purchaser agrees that it shall keep confidential, for as long as Seller remains owner of the Property, all of the Information furnished to Purchaser by Seller except as may be otherwise required by law or as needed in seeking remedies under this Agreement; provided, however, that the Information may be disclosed to Purchaser’s Agents, Purchaser’s Representatives, and potential sources of equity and financing. Purchaser recognizes the competitive value and confidential and sensitive nature of the Information and the damage that could result to Seller if it is misused by Purchaser or disclosed to any third party.

(b)	The Information acquired by Purchaser from Seller under this Agreement shall not be utilized in any manner, without Seller’s prior written consent, except for the purpose of evaluating the Property and the Agreement.

(c)	Purchaser may provide the Information to its directors, officers, employees, agents, legal counsel, consultants or lenders (collectively, “Agents”), and to Purchaser’s Representatives, to the extent that such Agents and/or Purchaser’s Representatives need or would find it useful to know the Information to evaluate the Property and/or advise Purchaser with respect thereto, and provided that, before receiving the Information, each Agent and/or Purchaser’s Representative has agreed to keep the Information confidential in the same manner and to the same extent as Purchaser is required to do under this Agreement. Purchaser shall provide Seller with a list of all Agents and/or Purchaser’s Representatives prior to releasing such Information to any such Agent and/or Purchaser’s Representative.

(d)	Purchaser shall use commercially reasonable efforts to ensure, require and enforce compliance with the provisions of the Agreement by each and every Agent of Purchaser and each and every Purchaser’s Representative.

(e)	Without Seller’s prior written consent and except as may be required by law or as needed in seeking remedies under this Agreement, neither Purchaser nor Purchaser’s Representatives nor Purchaser’s Agents will disclose to any person (other than Tenants, potential equity and financing services, Escrow Agent, Purchaser’s Representatives, Purchaser’s Agents, governmental authorities and agencies and other third parties in the course of Purchaser performing due diligence) the fact that the Information has been made available, that discussions, negotiations, and/or investigations are taking place concerning the purchase the Property, or any of the terms, conditions or other facts with respect to any possible transaction, including the status thereof.

(f)	If Purchaser does not purchase the Property and if Seller so requests in writing, Purchaser shall promptly return to Seller all tangible copies of the Information which have not been destroyed, in whatever form, including any photocopies made by Purchaser of any of the Information obtained under this Agreement.

(g)	This Agreement does not apply to any portion of the Information which is generally available to the public other than as a result of disclosure by Purchaser, its Agents and/or Purchaser’s Representatives.

(h)	No inspections or investigations of the Property shall be conducted by or on behalf of Purchaser except as provided in this Agreement, and no communications of any nature regarding the Property shall be held with governmental agencies pertaining to the environmental condition of the Property, without the prior written consent of Seller.

(i)

If Purchaser, or any of its Agents, or any of Purchaser’s Representatives, believes it is legally compelled to disclose any of the Information to a governmental entity or other person not authorized to receive the Information under this Agreement, Purchaser or its Agents or Purchaser’s Representatives, shall immediately notify Seller so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement before release of such information. If such protective order or other remedy is not obtained or a waiver is granted, Purchaser and its Agents and Purchaser’s Representatives shall only reveal that portion of the Information which Purchaser is advised in writing by its legal counsel is legally required to be disclosed and Purchaser will exercise reasonable efforts to obtain assurance that the Information so revealed will be treated as confidential.

(j)	Purchaser will indemnify and hold harmless Seller, its directors, officers, and employees from any claims, damages, liabilities, losses and expenses arising from Purchaser, Purchaser’s Agents and Purchaser’s Representatives breach of its and/or their obligations under this Article 12. The obligations of this Article 12 shall survive the termination of this Agreement and/or the Closing, as appropriate.

ARTICLE 13. SURVIVAL

13.01.	All obligations of Seller or Purchaser which involve performance after the Closing Date or cannot be ascertained to have been fully performed until after the Closing Date, including without limitation all warranties and representations of Purchaser and Seller shall survive the Closing Date.

ARTICLE 14. NOTICES

14.01.	Unless otherwise specifically provided, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, postage prepaid/return receipt requested or by a nationally recognized commercial courier for next day delivery providing written receipt of delivery addressed as follows;

If to Seller:	Ford Motor Land Development Corporation 550 Town Center Drive, Suite 200 Dearborn, Michigan 48126 Attention: Rob Cory

With a copy to:	Ford Motor Land Development Corporation c/o Ford Motor Company One American Road Dearborn, Michigan 48321 Attention: Counsel – Real Estate

If to Purchaser:	WELLS REIT II – REPUBLIC DRIVE, LLC c/o Wells Capital, Inc. 6200 The Corners Parkway Suite 250 Norcross, Georgia 30092 Attention: Spencer Y. Patton

With a copy to:	Troutman Sanders LLP Bank of America Plaza - Suite 5200 600 Peachtree Street, N.E. Atlanta, Georgia 30308 Attention: James W. Addison

or to such other address as either party may designate to the other by written notice. Any notice by certified mail shall be deemed to have been given on the date of certification of receipt thereof. Any notice by nationally recognized commercial courier for next day delivery shall be deemed to have been given on the next business day from the day such notice was submitted to such courier.

ARTICLE 15. BROKERAGE

15.01.	Seller shall pay the fee or commission of Signature Associates (“Broker”) for bringing about the sale contemplated by this Agreement in accordance with a separate agreement between Seller and Broker. If any other person or entity shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker or finder or for performance of services as a broker or finder in connection with this Agreement, then the party through which such person is claiming shall: (a) indemnify and hold harmless the other party against and from any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought thereon (including, without limitation, counsel and witness fees in defending against such claim); and (b) satisfy promptly any settlement or judgment arising from any such claim or any action or proceeding brought thereon. This indemnity shall survive the Closing Date and any termination of this Agreement.

ARTICLE 16. REPRESENTATIONS

16.01.	Seller’s Representations. Seller represents to Purchaser that the facts recited below are true and accurate and will be true and accurate on the Closing Date. If, prior to the Closing Date, Seller discovers that one or more of such facts are untrue or inaccurate, it will inform Purchaser in writing of its discovery. Such representations of Seller shall survive the Closing Date for a period of one (1) year except to the extent that Seller gives Purchaser written notice prior to the Closing Date of the falsity or inaccuracy of any representation, or Purchaser otherwise obtains actual knowledge prior to the Closing Date of the falsity or inaccuracy of any representation or warranty, and Purchaser nevertheless elects to close this transaction, and except to the extent that Purchaser gives Seller written notice of a breach of warranty or representation after the Closing and prior to the expiration of such one (1) year period. In accordance with the immediately preceding sentences, Seller represents to Purchaser as follows:

(a)	Seller has received no written notice of any currently outstanding violation of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property and Seller has no actual knowledge of any such violation.

(b)	Seller has not received any written notice of any existing or threatened condemnation or other legal action of any kind involving the Property and Seller has no actual knowledge of any existing or threatened condemnation or other legal action involving the Property.

(c)	Neither the execution and delivery of this Agreement nor Seller’s performance hereof are restricted by or violate any contractual or other obligations of the Seller.

(d)	Seller is a duly organized and validly existing Delaware corporation.

(e)	True, correct and complete copies of the Leases are available at 550 Town Center Drive, Suite 200, Dearborn, Michigan and have been delivered by Seller to Purchaser.

(f)	From the date hereof through the Closing Date, Seller shall operate the Property using sound business judgment and in a manner consistent with its past practices (including, without limitation, timely paying all bills, charges, and other expenses of the Property or the business conducted thereon).

(g)	Seller’s Rent Roll attached as Exhibit “B” is true, correct and complete as of its date of issuance.

(h)	Seller has not received (and will not receive) any rent, fees or other charges due under any of the Leases for a period of more than one (1) month in advance of the current month’s base rent, or, of the current month’s installments of other fees or charges under the Leases.

(i)	Seller, as the declarant under that certain Declaration of Covenants and Restrictions Upon the Use of Land Situated in Fairlane Business Park dated October 4, 1993, recorded in Liber 26919, page 103, as amended by that certain First Amendment to Declaration of Covenants and Restrictions Upon the Use of Land Situated in Fairlane Business Park dated March 6, 2002, effective December 21, 1999, and recorded March 13, 2002, in Liber 35773, page 99, aforesaid records, as further amended by that certain Second Amendment to Declaration of Covenants, Conditions and Restrictions Upon the Use of Land Situated in Fairlane Business Park dated March 6, 2002, effective January 17, 2001, and recorded March 13, 2002, in Liber 35773, page 203, Wayne County, Michigan Public Records has not yet formed Fairlane Business Park Owner’s Association.

(j)	Except as disclosed herein or on the Rent Roll, there are no other leases, licenses or similar agreements affecting the Property. Seller represents and warrants the following with respect to the Leases:

a.	Seller is the sole owner of the lessor’s interest in ail of the Leases and the rent due thereunder and to Seller’s actual knowledge each Lease has been duly and validly executed and delivered by the parties thereto and is in full force and effect;

b.	The copy of each Lease made available or delivered to Purchaser by Seller is true, complete and accurate and is unmodified except as set forth in any amendments listed in the Rent Roll, and there are no agreements, oral or written, between the parties to the Lease which in any material manner vary the obligations or rights of either party;

c.	Seller has received no written notice of any default by Seller under any Lease and, to the best of Seller’s actual knowledge, there is no default by Seller under any Lease nor to the best of Seller’s actual knowledge has any event occurred which with the giving of notice and/or the passage of time would constitute such a default;

d.	Except as shown in the Rent Roll, to the best of Seller’s knowledge, there is no default by Seller’s Tenants under any Lease;

e.	Except as disclosed in Exhibit P-3 attached hereto and incorporated herein by this reference, all painting repairs, alterations and other work required to be performed by Seller, as Landlord, under the Leases or under any other agreement, and all other obligations of Seller relating to such matters and required to be performed thereunder have been fully performed and paid for in full or will be fully performed and paid for by Seller when due prior to the Closing Date;

f.	No tenant has a right of refusal, option right or other right to purchase all or any portion of the Property; and

g.

Except as identified on the Rent Roll, no tenant is or shall become entitled to any rebate or free rent for any period subsequent to the Closing without the prior written consent of Purchaser, no modification to the Leases shall be made prior to the Closing Date without the prior written consent of Purchaser, and no new leases shall be entered into by Seller after the date hereof, except with the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed.

h.	To the best of Seller’s actual knowledge, there is no default by any Tenant under the Leases nor, to the best of Seller’s actual knowledge, has any event occurred which with the giving of notice and/or the passage of time would constitute such a default.

i.	To the best of Seller’s actual knowledge, no Tenant has assigned its interest in its Lease or sublet any portion of the premises leased to such Tenant under its Lease, except as set forth in the Rent Roll, other than that certain Sublease Agreement by and between Roush Industries, Inc., as sublessor, and Ford Motor Company, as sublessee, dated April 8, 2002, and that certain Sublease Agreement by and between Roush Industries, Inc., as sublessor, and Ford Motor Company, as sublessee, dated October 24, 2001, and other than that certain Sublease Agreement by and between Roush Industries, Inc., as sublessor, and Ford Motor Company, as sublessee, dated June 20, 2001 and that certain Sublease Agreement by and between Roush Industries, Inc. and Campbell and Co. dated June 6, 2001.

j.	No rental, lease, or other commissions with respect to any Lease are payable to Seller, to any partner or member of Seller, any party affiliated with or related to Seller or any partner or member of Seller or to any third party whatsoever. All commissions payable under, relating to, or as a result of the Leases have been cashed-out and paid and satisfied in full by Seller or by Seller’s predecessor in title to the Property, and no further commissions shall be due and payable as a result of any Lease.

k.	To Seller’s actual knowledge, there are no defaults under any of the Service Contracts described on Exhibit “C” attached hereto.

l.	Seller has provided Purchaser with complete and accurate copies of all Service Contracts. All such Service Contracts are in full force and effect in accordance with their respective provisions, all payments required to be made by Seller or the “Owner” thereunder have been paid in full, and there is no default, or claim of default, or any event which the passage of time or notice, or both, would constitute a default on the part of any party to any of such Service Contracts. All such Service Contracts are terminable without penalty or obligation to pay any severance or similar compensation on no more than thirty (30) days’ notice, except as expressly set forth on Exhibit “Q”. All Service Contracts are assignable by Seller to Purchaser and no Service Contract prohibits such assignment or provides for any right, claim, or cause of action against Purchaser or the Property upon such Assignment. Seller has cancelled or will cancel, effective as of the Closing, any agreement in the nature of a management agreement or service contract between Seller and any partner or member of Seller or any party affiliated with or related to Seller or any partner or member of Seller other than that certain 2004 Landscape Term Sheet dated October 31, 2003 related to that certain Landscaping Agreement by and between Ford Motor Land Development Corporation and 333 Republic Drive – Roush Industries and that certain 2004 Landscape Term Sheet dated October 31, 2003 related to that certain Landscaping Agreement by and between Ford Motor Land Development Corporation and 777 Republic Drive – Roush Industries.

m.	Attached hereto as Exhibit “R” is a complete and accurate list and description of all of the warranties and guaranties of contractors, vendors, manufactures and other parties which are known by Seller to be in effect and to relate to the Property. Within five (5) days after the Effective Date, Seller shall provide Purchaser with complete and accurate copies of all such warranties and guaranties which are written, which are known by Seller to relate to the Property and which are in the possession or control of Seller.

n.	Other than the Leases, the Service Contracts, the Permitted Exceptions, and any agreement which Roush Industries, Inc. may have entered into to the knowledge of Seller, there are no leases, service contracts, management agreements, or other material agreements or instruments in force and effect, oral or written, entered into by Seller that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property.

16.02.	Purchaser’s Representations. Purchaser represents to Seller that the facts recited below are true and accurate and will be true and accurate on the Closing Date. If, prior to the Closing Date, Purchaser discovers that one or more of such facts is untrue or inaccurate, it will inform Seller in writing of its discovery. Such representations of Purchaser shall survive the Closing Date for a period of one (1) year except to the extent that Purchaser gives Seller written notice prior to the Closing Date of the falsity or inaccuracy of any representation, or Seller otherwise obtains actual knowledge prior to the Closing Date of the falsity or inaccuracy of any representation or warranty, and Seller nevertheless elects to close this transaction. In accordance with the immediately preceding sentences, Purchaser represents to Seller as follows:

(a)	Purchaser has full power and right to enter into and perform this Agreement and to purchase the Property as herein provided;

(b)	Purchaser is not in the hands of a receiver nor is an application for such a receiver pending. Purchaser has made no assignment for the benefit of creditors, nor filed, or has filed against it, any petition in bankruptcy; and

(c)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary acts of Purchaser.

ARTICLE 17. DISPUTE RESOLUTION

17.01.	Mediation and Arbitration. If a dispute arises between the Seller and Purchaser prior to Closing relating to this Agreement, but not relating to the disbursement of the Deposit by Escrow Agent, the following procedure shall be implemented before either party pursues other available remedies except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed.

(a)	The Seller and Purchaser shall promptly and in any event within 15 days hold a meeting via telephone conference or in Dearborn, Michigan, or such other place as the parties may agree, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party should otherwise be entitled hereunder.

(b)

If, within ten (10) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in Dearborn, Michigan, or such other place as the parties may agree, in accordance with the then-current

Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the cost of mediation.

(c)	Seller and Purchaser will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable lo agree upon such appointment within five (5) days from the conclusion of the negotiation period.

(d)	Seller and Purchaser agree to participate in good faith in the mediation and negotiations related thereto for a period often (10) days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration or a private adjudicator, or either party may seek an adjudicated resolution through the appropriate state or federal court.

If a dispute arises between the Seller and Purchaser after Closing or with regard to the disbursement of the Deposit by Escrow Agent, the procedure set forth above in subparagraph 17.01(a) shall be implemented before either party pursues other available remedies except that either party may seek injunctive relief from a court order where appropriate in order to maintain the status quo while this procedure is being followed. After following the procedure set forth in subparagraph 17.01 (a), if the parties agree (which agreement shall be in each of the parties sole discretion) to submit the matter to mediation, the procedures set forth in subparagraphs 17.01(b), (c) and (d) shall also be followed.

ARTICLE 18. CONDITIONS TO PURCHASER’S OBLIGATION

18.01	General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth elsewhere in this Agreement, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Purchaser to Seller:

(a)	Seller has complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Agreement.

(b)	All representations and warranties of Seller as set forth in this Agreement shall be in all respects true and correct as of the Closing Date (and as if made without limitation or qualification as to Seller’s knowledge).

(c)	No Tenant shall be in material default (without regard to the expiration of any applicable cure period provided in the Lease with such Tenant) under the terms of such Tenant’s Lease as of the Closing Date.

(d)	There has been no material adverse change in the financial condition of Roush Industries, Inc. from that existing as of the Effective Date.

Upon the failure of any of the above conditions, Purchaser may terminate this Agreement by notice to Seller whereupon the Escrow Agent is hereby authorized, upon request of Purchaser or Seller, to return the Deposit and any and all interest accrued thereon to Purchaser and Purchaser shall deliver to Seller copies of all documents provided by Seller to Purchaser with respect to the Property and copies of the Purchaser’s Reports (to the extent the same have not previously been delivered to Seller), and thereupon neither party shall have any further obligation hereunder, except as provided in Articles 4, 5, 12 and 15 hereof.

ARTICLE 19. MISCELLANEOUS PROVISIONS

19.01.	Miscellaneous. This Agreement contains the entire agreement between Seller and Purchaser, and there are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning the transaction contemplated hereunder. This Agreement shall inure to the benefit of and bind the parties hereto and their respective personal representatives, heirs, successors and assigns. The headings to the articles and sections hereof are for convenience of reference only and shall in no way expand, modify, restrict or limit any provision hereof or be used to construe any such provision. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement as the case may be, shall not be affected thereby.

19.02.	Attorneys’ Fees. Should any litigation (including binding arbitration) be commenced between the parties concerning the subject matter hereof, the prevailing party in such litigation and any appeal therefrom, shall be entitled, in addition to any other relief, to reasonable attorneys’ fees, experts’ fees and costs of suits.

19.03.	Waiver. The waiver of any breach of any provision hereunder by Seller or Purchaser shall not be deemed to be a waiver of any preceding or subsequent breach hereunder. No failure or delay of any party in the exercise of any right given hereunder shall constitute a waiver thereof nor shall any partial exercise of any right preclude further exercise thereof.

19.04.	Counterparts. This Agreement may be executed in several counterparts which when construed together shall be considered to be one Agreement.

19.05.	Knowledge. As used herein, the term “actual knowledge of Seller” or substantially similar terms, words or phrases means the actual knowledge of Rob Cory and Sean McCourt, but without any duty of inquiry. Seller warrants and represents that the individuals listed in the previous sentence are the primary people within Seller’s organization responsible for the management and operation of the Property and/or the Leases.

19.06.	Notice in Writing. Whenever this Agreement requires or provides for the giving of notice, the same shall be in writing.

19.07.	Construction. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

19.08.	Other Agreements at Closing. Seller and Purchaser agree to execute and deliver at Closing an Agreement Affecting Real Property in the form attached hereto as Exhibit S.

19.09.	Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Wells Operating Partnership, L.P. or Wells Real Estate investment Trust, Inc.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Ernst & Young or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year of Closing (to the Closing Date) and the two prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit “T”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense; and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

SELLER:		PURCHASER:

FORD MOTOR LAND DEVELOPMENT CORPORATION		WELLS REIT II - REPUBLIC DRIVE, LLC

By:	/s/ Sean B. McCourt	By:	Wells Operating Partnership II, L.P., its sole member

Name:	Sean B. McCourt
Title:	Chairman	By:	Wells Real Estate Investment Trust II, Inc., its General Partner

		By:	/s/ Douglas P. Williams

		Name:	Douglas P. Williams
		Title:	Executive Vice President